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                                                                 Exhibit (i)(1)

[DECHERT LOGO]

BOSTON BRUSSELS FRANKFURT HARRISBURG HARTFORD LONDON LUXEMBOURG NEW YORK NEWPORT BEACH PARIS PHILADELPHIA PRINCETON WASHINGTON

September 23, 2002

Board of Trustees
ING Equity Trust
7337 East Doubletree Ranch Road
Scottsdale, AZ 85258-2034

Re: ING Equity Trust
    (File Nos. 333-56881 and 811-08817)

Dear Ladies and Gentlemen:

We have acted as counsel to ING Equity Trust, a Massachusetts business trust (the "Trust") and we have a general familiarity with the Trust's business operations, practices and procedures. You have asked for our opinion regarding the issuance and sale by the Trust of an unlimited number of shares of beneficial interest of the following series, following their reorganization into series of the Trust: ING Convertible Fund, ING Equity and Bond Fund (formerly ING Equity and Income Fund), ING Financial Services Fund, ING Growth Opportunities Fund, ING LargeCap Growth Fund, ING Large Company Value Fund, ING Research Enhanced Index Fund, ING SmallCap Opportunities Fund, and ING Tax Efficient Equity Fund (each a "Fund").

We have examined originals or certified copies, or copies otherwise identified to our satisfaction as being true copies of various corporate records of the Trust and such other instruments, documents and records as we have deemed necessary in order to render this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents examined by us, and the correctness of all statements of fact contained in those documents.

On the basis of the foregoing, it is our opinion that the shares of beneficial interest of the Trust being registered under the Securities Act of 1933, as amended, in the Trust's registration statement have been duly authorized and will be legally and validly issued, fully paid and non-assessable by the Trust upon transfer of the assets of each Fund to series of the Trust pursuant to the Agreement and Plan of Reorganization with each Fund dated September 20, 2002.

Very truly yours,

/s/ Dechert


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